Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04685, 333-28933, 333-63147, 333-81925, 333-86581, 333-40356, 333-89966, 333-97571, 333-110703 and 333-115987 on Form S-8 and 333-118782 on Form S-4 of our reports dated March 11, 2005 relating to the financial statements and financial statement schedule of Itron, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 11, 2005